Exhibit 99.1

AITX’s RAD to Announce Potentially Revolutionary AI-Based Security Innovation

Game-Changing Technology to Redefine a Key Security Industry Function

Detroit, Michigan, November 18, 2024 — Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients, along with its subsidiary Robotic Assistance Devices (RAD), will unveil a groundbreaking technological advancement at 8:00 am ET on Wednesday, November 20, 2024. The new innovation, dubbed ‘SARA™’, promises transformative improvements in cost-efficiency and quality for a critical security industry function.

RAD will provide at least one video demonstration as well as pricing information on SARA, during the announcement, showcasing the capabilities of this revolutionary AI-driven solution. Designed to meet growing demands in the security industry, this new technology is projected to disrupt a fast-growing market segment and redefine the security industry’s expectations.

“This is a pivotal moment for the security industry as a whole and incredible first-mover opportunity for RAD,” said Steve Reinharz, CEO/CTO of AITX and RAD. “SARA not only maximizes advanced artificial intelligence but also introduces a cost vs quality paradigm shift that we believe will resonate strongly with organizations seeking smarter, more efficient security solutions.”

RAD has consistently been at the forefront of integrating AI into security technology, offering solutions that drive efficiency, enhance safety and reduce the reliance on human security guards. This latest development is expected to further solidify the Company’s position as a leader in the field.

For more details and to witness the future of security technology as it happens, tune in to the official announcement on Wednesday, November 20, 2024 at 8:00 am ET, via AITX’s YouTube channel as well as the Company’s websites at www.aitx.ai and www.radsecurity.com.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz